Exhibit G

ISIN NO 001 0782949

BOND AGREEMENT

between

Höegh LNG Holdings Ltd.

(the “Issuer”)

and

Nordic Trustee ASA

(the “Bond Trustee”)

on behalf of

the Bondholders

in the bond issue

FRN Höegh LNG Holdings Ltd. Senior Unsecured Callable Open Bond Issue 2017/2022

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This agreement has been entered into on 30 January 2017 between

(1)	Höegh LNG Holdings Ltd., an exempted company limited by shares existing under the laws of Bermuda with registration number 39152, as issuer (the “Issuer”), and

(2)	Nordic Trustee ASA a company existing under the laws of Norway with registration number 963 342 624, as bond trustee (the “Bond Trustee”).

1.	Interpretation

1.1	Definitions

In this Bond Agreement the following terms shall have the following meanings:

“Account Manager” means a Bondholder’s account manager in the Securities Depository.

“Attachment” means each of the attachments to this Bond Agreement.

“Bond Agreement” means this bond agreement, including the Attachments, each as amended from time to time.

“Bond Defeasance” shall have the meaning given to it in Clause 18.2.

“Bond Issue” means the bond issue constituted by the Bonds.

“Bond Reference Rate” means three – 3 – months NIBOR.

“Bondholder” means a holder of Bond(s), as registered in the Securities Depository, from time to time.

“Bondholders’ Meeting” means a meeting of Bondholders, as set out in Clause 16.

“Bonds” means the debt instruments issued by the Issuer pursuant to this Bond Agreement.

“Book Equity” means, on any date, the consolidated book equity of the Issuer calculated in accordance with GAAP, excluding mark-to-market valuation of derivatives.

“Business Day” means any day on which commercial banks are open for general business, and can settle foreign currency transactions in Oslo, London and New York.

“Business Day Convention” means that if the relevant Payment Date originally falls on a day that is not a Business Day, an adjustment of the Payment Date will be made so that the relevant Payment Date will be the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day (Modified Following Business Day Convention).

“Call Option” shall have the meaning set out in Clause 10.2.

“Change of Control Event” means, if and when, subsequent to the date hereof, the members of the Høegh Family:

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(a)	cease to beneficially own and control (directly or indirectly) jointly of at least 20% of the entire issued share capital and voting rights of the Issuer, other than as a result of a dilution following an issuance of new equity; or

(b)	are no longer jointly the largest shareholder of the Issuer.

“Decisive Influence” means a person having, as a result of an agreement or through the ownership of shares or interests in another person:

(a)	a majority of the voting rights in that other person; or

(b)	a right to elect or remove a majority of the members of the board of directors of that other person.

When determining the relevant person’s number of voting rights in the other person or the right to elect and remove members of the board of directors, rights held by the parent company of the relevant person and the parent company’s Subsidiaries shall be included.

“Defeasance Security” shall have the meaning given to it in Clause 18.2.

“De-listing Event” means if the shares of the Issuer cease to be listed on Oslo Børs.

“Distribution” means (i) any dividend payment or other distribution declared or made by the Issuer, whether in cash or in kind, (ii) any repurchase by the Issuer of any of its shares or any similar transaction (including, but not limited to, total return swaps related to shares in the Issuer), or (iii) any loan granted or any transaction undertaken by the Issuer constituing a transfer of value to its shareholders.

“Event of Default” means the occurrence of an event or circumstance specified in Clause 15.1.

“Exchange” means (i) a securities exchange or other reputable regulated market, or (ii) Oslo Børs ASA’s Nordic ABM on which the Bonds are listed, or where the Issuer has applied for listing of the Bonds.

“Finance Documents” means (i) this Bond Agreement, (ii) the agreement between the Bond Trustee and the Issuer referred to in Clause 14.2 and (iii) any other document designated as such by the Issuer and the Bond Trustee.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as finance or capital lease;

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(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the mark to market value shall be taken into account); and

(h)	without double counting, the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above.

“Financial Statements” means the audited unconsolidated and consolidated annual financial statements of the Issuer for any financial year, drawn up according to GAAP, such accounts to include a profit and loss account, balance sheet, cash flow statement and report from the Board of Directors.

“Free Cash” means, on any date, the Group’s aggregate of the unrestricted, unpledged or pledged but not blocked, and freely available cash, including cash equivalents as calculated in accordance with GAAP.

“GAAP” means the generally accepted accounting principles, practices and standards in the country in which the Issuer is incorporated including, if applicable, the International Financial Reporting Standards (IFRS) and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof), in force from time to time.

“Group” means the Issuer and all its Subsidiaries from time to time, each a “Group Company”.

“HMLP” means Höegh LNG Partners LP, a limited partnership organized under the laws of the Marshall Islands.

“HMLP Group” means HMLP and all its Subsidiaries from time to time.

“Høegh Family” means, collectively, Morten W. Høegh and Leif O. Høegh, and each of their direct linear descendants (the “Individuals”), the personal estate of any of the Individuals and any companies or trusts of which the Individuals, respectively, are principal beneficiaries.

“Interest Payment Date” means 1 February, 1 May, 1 August and 1 November each year and the Maturity Date. Any adjustment will be made according to the Business Day Convention.

“ISIN” means International Securities Identification Number – the identification number of the Bond Issue.

“Issue Date” means 1 February 2017.

“Issuer’s Bonds” means any Bonds owned by the Issuer, any person or persons who has Decisive Influence over the Issuer, or any person or persons over whom the Issuer has Decisive Influence.

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“JV Company” means any current and/or future company or partnership in which the Issuer (directly or indirectly) holds an ownership interest, incorporated or established for the purpose of owning, developing and/or constructing any maritime operating vessel or any other operation which is substantially within the business that the Group is conducting at the date of this Bond Agreement, and which is not a Subsidiary of the Issuer or a member of the HMLP Group.

“Managers” means the managers for the Bond Issue.

“Margin” means five percentage points (5.00%) per annum.

“Material Adverse Effect” means a material adverse effect on: (a) the business, financial condition or operations of the Issuer and/or the Group taken as a whole, (b) the Issuer’s ability to perform and comply with its obligations under this Bond Agreement or any other Finance Document; or (c) the validity or enforceability of this Bond Agreement or any other Finance Document.

“Maturity Date” means 1 February 2022. Any adjustment will be made according to the Business Day Convention.

“NIBOR” means the interest rate fixed for a defined period on Oslo Børs’ webpage at approximately 12.15 Oslo time or, on days on which Oslo Børs has shorter opening hours (New Year’s Eve and the Wednesday before Maundy Thursday), the data published at approximately 10.15 a.m. shall be used. In the event that such page is not available, has been removed or changed such that the quoted interest rate no longer represents, in the opinion of the Bond Trustee, a correct expression of the relevant interest rate, an alternative page or other electronic source which in the opinion of the Bond Trustee and the Issuer gives the same interest rate shall be used. If this is not possible, the Bond Trustee shall calculate the relevant interest rate based on comparable quotes from major banks in Oslo.

“NOK” means Norwegian kroner, being the lawful currency of Norway.

“Outstanding Bonds” means the Bonds not redeemed or otherwise discharged.

“Party” means a party to this Bond Agreement (including its successors and permitted transferees).

“Paying Agent” means the legal entity appointed by the Issuer to act as its paying agent in the Securities Depository with respect to the Bonds.

“Payment Date” means a date for payment of principal or interest under this Bond Agreement.

“Quarter Date” means each 31 March, 30 June, 30 September and 31 December.

“Quarterly Financial Reports” means the unaudited unconsolidated and consolidated management accounts of the Issuer as of each Quarter Date, such accounts to include a profit and loss account, balance sheet, cash flow statement and management commentary.

“Securities Depository” means the securities depository in which the Bond Issue is registered, being Verdipapirsentralen ASA (VPS) in Norway.

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“Security” means any encumbrance, mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Stamdata” means the web site www.stamdata.no, maintained by the Bond Trustee.

“Subsidiary” means a company over which another company has Decisive Influence, provided, however, that no member of the HMLP Group shall be considered a Subsidiary of the Issuer.

“Total Assets” means, on any date, the consolidated book value of the Issuer’s total assets, calculated in accordance with GAAP, excluding positive mark-to-market valuation of derivatives.

“Total Interest Bearing Debt” means, on any date, the consolidated book value of the Issuer’s total interest-bearing debt, less any interest-bearing debt of any Group Company, any JV Company or a member of the HMLP Group financed without any recourse to any (other) Group Company, calculated in accordance with GAAP.

“US Securities Act” means the U.S. Securities Act of 1933, as amended.

“USD” means US Dollars, being the legal currency of the United States of America.

“Voting Bonds” means the Outstanding Bonds less the Issuer’s Bonds.

1.2	Construction

In this Bond Agreement, unless the context otherwise requires:

(a)	headings are for ease of reference only;

(b)	words denoting the singular number shall include the plural and vice versa;

(c)	references to Clauses are references to the Clauses of this Bond Agreement;

(d)	references to a time is a reference to Oslo time;

(e)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law, including any determinations, rulings, judgments and other binding decisions relating to such provision or regulation;

(f)	an Event of Default is “continuing” if it has not been remedied or waived; and

(g)	references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality).

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2.	The Bonds

2.1	Binding nature of the Bond Agreement

2.1.1	By virtue of being registered as a Bondholder (directly or indirectly) with the Securities Depository, the Bondholders are bound by the terms of this Bond Agreement and any other Finance Document, without any further action required to be taken or formalities to be complied with, see also Clause 18.1.

2.1.2	This Bond Agreement is available to anyone and may be obtained from the Bond Trustee or the Issuer. The Issuer shall ensure that this Bond Agreement is available to the general public throughout the entire term of the Bonds. This Bond Agreement may be published on Stamdata or such other venues as decided by the Bond Trustee.

2.2	The Bonds

2.2.1	The Issuer has resolved to issue a series of Bonds in the amount of NOK 1,500,000,000 (NOK one billion five hundred million).

The Bonds will be in denominations of NOK 1,000,000 each and shall rank pari passu between themselves.

The Bond Issue will be described as “FRN Höegh LNG Holdings Ltd. Senior Unsecured Callable Open Bond Issue 2017/2022”.

The International Securities Identification Number (ISIN) of the Bond Issue will be NO 0010782949.

The tenor of the Bonds is from and including the Issue Date to the Maturity Date.

2.3	Purpose and utilization

The net proceeds of the Bonds shall be applied towards refinancing of the FRN Höegh LNG Holdings Ltd. Senior Unsecured Callable Bond Issue 2012/2017 with ISIN NO001 066095.4 and general corporate purposes of the Group.

3.	Listing

3.1	The Issuer shall apply for listing of the Bonds on Oslo Børs no later than 6 months after the Issue Date.

3.2	If the Bonds are listed, the Issuer shall ensure that the Bonds remain listed until they have been discharged in full.

4.	Registration in the Securities Depository

4.1	The Bond Issue and the Bonds shall prior to disbursement be registered in the Securities Depository according to the Norwegian Securities Depository Act (Act 2002/64) and the terms and conditions of the Securities Depository.

4.2	The Issuer shall ensure that correct registration in the Securities Depository is made and shall notify the Securities Depository of any changes in the terms and conditions of this Bond Agreement. The Bond Trustee shall receive a copy of the notification. The registration may be executed by the Paying Agent.

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4.3	The Bonds have not been registered under the US Securities Act, and the Issuer is under no obligation to arrange for registration of the Bonds under the US Securities Act.

5.	Purchase and transfer of Bonds

5.1	Bondholders may be subject to purchase or transfer restrictions with regard to the Bonds, as applicable from time to time under local laws to which a Bondholder may be subject (due e.g. to its nationality, its residency, its registered address, its place(s) for doing business). Each Bondholder must ensure compliance with applicable local laws and regulations at its own cost and expense.

5.2	Notwithstanding the above, a Bondholder who has purchased the Bonds in breach of applicable mandatory restrictions may nevertheless exercise its rights (including, but not limited to, voting rights) under this Bond Agreement.

6.	Conditions Precedent

6.1	Disbursement of the net proceeds of the Bonds to the Issuer will be subject to the Bond Trustee having received the following documents, in form and substance satisfactory to it, at least two – 2 – Business Days prior to the Issue Date:

(a)	this Bond Agreement duly executed by all parties thereto;

(b)	certified copies of all necessary corporate resolutions of the Issuer to issue the Bonds and execute the Finance Documents;

(c)	a power of attorney from the Issuer to relevant individuals for their execution of the relevant Finance Documents, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute the Finance Documents on behalf of the Issuer;

(d)	certified copies of (i) the Certificate of Incorporation for the Issuer, evidencing that it is incorporated under the laws of Bermuda, (ii) the Memorandum of Association and (iii) Bye-Laws of the Issuer;

(e)	the Issuer’s latest Financial Statements and Quarterly Financial Report;

(f)	confirmation from the Managers that the requirements set out in Chapter 7 of the Norwegian Securities Trading Act (implementing the EU prospectus directive (2003/71 EC) concerning prospectuses have been fulfilled;

(g)	evidence that an exemption has been obtained from the prospectus requirements under Bermuda law and, to the extent necessary, any public authorisations required for the Bond Issue;

(h)	confirmation that the Bonds have been registered in the Securities Depository;

(i)	the Bond Trustee fee agreement set out in Clause 14.2, duly executed;

(j)	copies of any written documentation used in the marketing of the Bonds or made public by the Issuer or the Managers in connection with the Bond Issue;

(k)	evidence that the Issuer has nominated a process agent in Norway; and

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(l)	any statements or legal opinions reasonably required by the Bond Trustee (including any capacity corporate opinions for the Issuer and opinions related to the validity, perfection and enforceability of the Finance Documents).

6.2	The Bond Trustee may, in its reasonable opinion, waive the deadline or requirement for some or all of the items listed in Clause 6.1.

6.3	Disbursement of the net proceeds from the Bonds is subject to the Bond Trustee’s written notice to the Issuer, the Managers and the Paying Agent that the documents have been received and that the required conditions precedent are fulfilled.

6.4	On the Issue Date, subject to receipt of confirmation from the Bond Trustee pursuant to Clause 6.3, the Managers shall make the net proceeds from the Bond Issue available to the Issuer.

7.	Representations and Warranties

7.1	The Issuer represents and warrants to the Bond Trustee that:

(a)	Status

It is an exempted company limited by shares, duly incorporated and validly existing and registered under the laws of Bermuda and has the power to own its assets and carry on its business as it is being conducted.

(b)	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Bond Agreement and any other Finance Document to which it is a party and the transactions contemplated by those Finance Documents.

(c)	Valid, binding and enforceable obligations

This Bond Agreement and each other Finance Document constitute (or will constitute, when executed by the respective parties thereto) its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it.

(d)	Non-conflict with other obligations

The entry into and performance by it of the Bond Agreement and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or judicial or official order; (ii) its Memorandum of Association, Bye-Laws or other constitutional documents; or (iii) any document, agreement or instrument which is binding upon it or any of its assets.

(e)	No Event of Default

(i)	No Event of Default exists or is likely to result from the making of any drawdown under this Bond Agreement or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

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(ii)	No other event or circumstance is outstanding which constitutes (or with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is likely to have a Material Adverse Effect.

(f)	Authorizations and consents

All authorisations, consents, approvals, resolutions, licenses, exemptions, filings, notarizations or registrations required:

(i)	to enable it to enter into, exercise its rights and comply with its obligations under this Bond Agreement or any other Finance Document to which it is a party; and

(ii)	to carry on its business as presently conducted and as contemplated by this Bond Agreement,

have been obtained or effected and are in full force and effect.

(g)	Litigation

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

(h)	Financial Statements

The most recent Financial Statements and Quarterly Financial Reports of the Issuer fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with GAAP, consistently applied.

(i)	No Material Adverse Effect

Since the date of the most recent Financial Statements, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.

(j)	No misleading information

Any factual information provided by it to the subscribers or the Bond Trustee for the purposes of this Bond Issue was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(k)	No withholdings

The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee or the Bondholders under this Bond Agreement.

(l)	Pari passu ranking

Its payment obligations under this Bond Agreement or any other Finance Document to which it is a party rank at least pari passu as set out in Clause 8.1.

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(m)	Security

No Security exists over any of the present assets of any Group Company in conflict with this Bond Agreement.

7.2	The representations and warranties set out in Clause 7.1 are made on the execution date of this Bond Agreement, and shall be deemed to be repeated on the Issue Date.

8.	Status of the Bonds and security

8.1	The Bonds shall constitute senior debt obligations of the Issuer. The Bonds shall rank at least pari passu with all other obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application) and shall rank ahead of subordinated debt.

8.2	The Bonds are unsecured.

9.	Interest

9.1	The Issuer shall pay interest on the par value of the Bonds from, and including, the Issue Date at the Bond Reference Rate plus the Margin (together the “Floating Rate”).

9.2	Interest payments shall be made in arrears on the Interest Payment Dates each year, the first Interest Payment Date falling in May 2017.

9.3	The relevant interest payable amount shall be calculated based on a period from, and including, the Issue Date to, but excluding, the next following applicable Interest Payment Date, and thereafter from and including, that Interest Payment Date to, but excluding, the next following applicable Interest Payment Date.

9.4	The day count fraction (“Floating Rate Day Count Fraction”) in respect of the calculation of the payable interest amount shall be “Actual/360”, which means that the number of days in the calculation period in which payment being made divided by 360.

9.5	The applicable Floating Rate on the Bonds is set/reset on each Interest Payment Date by the Bond Trustee commencing on the Interest Payment Date at the beginning of the relevant calculation period, based on the Bond Reference Rate two Business Days preceding that Interest Payment Date.

When the interest rate is set for the first time and on subsequent interest rate resets, the next Interest Payment Date, the interest rate applicable up to the next Interest Payment Date and the actual number of calendar days up to that date shall immediately be notified to the Bondholders, the Issuer, the Paying Agent, and if the Bonds are listed, the Exchange.

9.6	The payable interest amount per Bond for a relevant calculation period shall be calculated as follows:

Interest	=	Face	x	Floating	x	Floating Rate
Amount		Value		Rate		Day Count Fraction

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10.	Maturity of the Bonds and Redemption

10.1	Maturity

The Bonds shall mature in full on the Maturity Date, and shall be repaid at par (100%) by the Issuer.

10.2	Call Option

10.2.1	The Issuer may redeem parts of the Bond Issue or the entire Bond Issue as follows (Call Option):

(a)	at any time from and including the Interest Payment Date in February 2020 to, but not including, the Interest Payment Date in February 2021 at 103.0% of par plus accrued interests on redeemed amount,

(b)	at any time from and including the Interest Payment Date in February 2021 to, but not including, the Interest Payment Date in August 2021 at 101.50% of par plus accrued interests on redeemed amount, and

(c)	at any time from and including the Interest Payment Date in August 2021 to, but not including, the Maturity Date at 100.75% of par plus accrued interests on redeemed amount.

The applicable call price above shall be determined on the basis of the settlement date of the Call Option.

10.2.2	Exercise of the Call Option shall be notified by the Issuer in writing to the Bond Trustee and the Bondholders at least thirty – 30 – Business Days prior to the settlement date of the Call Option.

10.2.3	Partial redemption must be carried out pro rata between the Bonds (according to the procedures of the Securities Depository).

10.2.4	On the settlement date of the Call Option, the Issuer shall pay to each of the Bondholders holding Bonds to be redeemed, in respect of each such Bond, the principal amount of such Bond (including any premium as stated above) and any unpaid interest accrued up to the settlement date.

10.2.5	Bonds redeemed by the Issuer in accordance with this Clause 10.2 shall be discharged against the Outstanding Bonds.

10.3	Change of Control or De-listing

10.3.1	Upon the occurrence of (i) a Change of Control Event or (ii) a De-listing Event each Bondholder shall have a right of pre-payment (a “Put Option”) of its Bonds at a price of 101% of par plus accrued interest.

10.3.2	The Put Option must be exercised by the Bondholders within sixty – 60 – days after the Issuer has notified the Bond Trustee of a Change of Control Event or a De-listing Event. Such notification shall be given by the Issuer immediately after (to the Issuer’s knowledge) a Change of Control Event or De-listing Event has taken place.

10.3.3	The Put Option may be exercised by the Bondholders by giving written notice of the request to its Account Manager. The Account Manager shall notify the Paying Agent of the pre-payment request. The settlement date of the Put Option shall be no more than seventy-five – 75 – days after the Bondholders received notice of the relevant Change of Control Event or De-listing Event from the Bond Trustee.

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10.3.4	On the settlement date of the Put Option, the Issuer shall pay to each of the Bondholders holding Bonds to be redeemed, the principal amount of each such Bond (including any premium pursuant to Clause 10.3.1) and any unpaid interest accrued up to (but not including) the settlement date.

11.	Payments

11.1	Covenant to pay

11.1.1	The Issuer will on any Payment Date (or any other due date pursuant to any Finance Document) unconditionally pay to or to the order of the Bond Trustee all amounts due under this Bond Agreement or any other Finance Document.

11.1.2	The covenant contained in Clause 11.1.1 shall be for the benefit of the Bond Trustee and the Bondholders.

11.2	Payment mechanics

11.2.1	If no specific order is made by the Bond Trustee under Clause 11.1.1, the Issuer shall pay all amounts due to the Bondholders under this Bond Agreement or any other Finance Document by crediting the bank account nominated by each Bondholder in connection with its securities account in the Securities Depository.

11.2.2	Payment shall be deemed to have been made once the amount has been credited to the bank which holds the bank account nominated by the Bondholder in question, but if the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question, see however Clause 11.3.

11.2.3	In case of irregular payments, the Bond Trustee may instruct the Issuer, the Bondholders or others of other payment mechanisms than described in Clause 11.2.1 or 11.2.2 above. The Bond Trustee may also obtain payment information regarding Bondholders’ accounts from the Securities Depository or Account Managers.

11.2.4	Subject to Clause 11.3, payment by the Issuer in accordance with this Clause 11.2 shall constitute good discharge of its obligations under Clause 11.1.1.

11.3	Currency

11.3.1	If the Bonds are denominated in currencies other than NOK, each Bondholder has to provide the Paying Agent (either directly or through its Account Manager) with specific payment instructions, including foreign exchange bank account details. Depending on any currency exchange settlement agreements between each Bondholder’s bank and the Paying Agent, cash settlement may be delayed, and payment shall be deemed to have been made at the date of the cash settlement, provided however, that no default interest or other penalty shall accrue for the account of the Issuer.

11.3.2	Except as otherwise expressly provided, all amounts payable under this Bond Agreement and any other Finance Document shall be payable in the same currency as the Bonds are denominated in. If, however, the Bondholder has not given instruction as set out in Clause 11.3 within five Business Days prior to a Payment Date, the cash settlement will be exchanged into NOK and credited to the NOK bank account registered with the Bondholder’s account in the Securities Depository.

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11.3.3	Amounts payable in respect of costs, expenses, taxes and other liabilities of a similar nature shall be payable in the currency in which they are incurred.

11.4	Set-off and counterclaims

The Issuer may not apply or perform any counterclaims or set-off against any payment obligations pursuant to this Bond Agreement or any other Finance Document.

11.5	Interest in the event of late payment

11.5.1	In the event that any amount due under this Bond Agreement or any Finance Document is not made on the relevant due date, the unpaid amount shall bear interest from the due date at an interest rate equivalent to the interest rate according to Clause 9 plus five percentage points (5.00%) per annum.

11.5.2	The interest charged under this Clause 11.5 shall be added to the defaulted amount on each respective Interest Payment Date relating thereto until the defaulted amount has been repaid in full.

11.5.3	The unpaid amounts shall bear interest as stated above until payment is made, whether or not the Bonds are declared to be in default pursuant to Clause 15.1(a), cf. Clauses 15.2 - 15.4.

11.6	Partial payments

If the Bond Trustee or the Paying Agent receives a payment that is insufficient to discharge all the amounts then due and payable under the Finance Documents, that payment shall be applied in the following order:

(a)	first, in or towards payment of any unpaid fees, costs and expenses of the Bond Trustee under the Finance Documents;

(b)	secondly, in or towards payment of any accrued interest due but unpaid under the Bond Agreement, pro rata and without any preference or priority of any kind; and

(c)	thirdly, in or towards payment of any principal due but unpaid under the Bond Agreement, pro rata and without any preference or priority of any kind.

12.	Issuer’s acquisition of Bonds

The Issuer has the right to acquire and own Bonds (Issuer’s Bonds). The Issuer’s Bonds may at the Issuer’s discretion be retained by the Issuer, sold or discharged.

13.	Covenants

13.1	General

13.1.1	The Issuer undertakes from the date of this Bond Agreement and until such time that no amounts are outstanding under this Bond Agreement or any other Finance Document, to the Bond Trustee, as further set out in this Clause 13.

13.2	Information Covenants

13.2.1	The Issuer shall:

(a)	without being requested to do so, promptly inform the Bond Trustee in writing of any Event of Default, any event or circumstance which could reasonably be expected to lead to an Event of Default and any other event which could reasonably be expected to have a Material Adverse Effect;

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(b)	without being requested to do so, inform the Bond Trustee in writing if the Issuer agrees to sell or dispose of all or a substantial part of its assets or operations, or change the nature of its business;

(c)	without being requested to do so, prepare Financial Statements in the English language and make them available to the Bond Trustee (and via the distribution system of Oslo Børs and on its website) for public distribution as soon as they become available, and not later than one hundred and twenty – 120 – days after the end of the financial year;

(d)	without being requested to do so, prepare Quarterly Financial Reports in the English language and make them available to the Bond Trustee (and via the distribution system of Oslo Børs and on its website) for public distribution as soon as they become available, and not later than sixty – 60 – days after the end of the relevant quarter;

(e)	at the request of the Bond Trustee, report the balance of the Issuer’s Bonds;

(f)	without being requested to do so, send the Bond Trustee copies of any shareholders’ or creditors’ notifications of the Issuer, including but not limited to in relation to mergers, de-mergers and reduction of the Issuer’s share capital or equity;

(g)	if the Bonds are listed on an Exchange, without being requested to do so, send a copy to the Bond Trustee of its notices to the Exchange which are of relevance for the Issuer’s liabilities pursuant to this Bond Agreement;

(h)	if the Issuer and/or the Bonds are rated, without being requested to do so, inform the Bond Trustee of its and/or the rating of the Bond Issue, and any changes to such rating;

(i)	without being requested to do so, inform the Bond Trustee of changes in the registration of the Bonds in the Securities Depository (however, the Bond trustee is entitled to receive such information from the Security Depository or Paying Agent directly); and

(j)	within a reasonable time, provide such information about the Issuer’s business, assets and financial condition as the Bond Trustee may reasonably request.

13.2.2	The Issuer shall in connection with the publication of its Financial Statements and Quarterly Financial Reports under Clause 13.2.1 (c) and (d), confirm to the Bond Trustee in writing the Issuer’s compliance with the covenants in Clause 13, unless the Bond Trustee explicitly waives such requirement. Such confirmation shall be undertaken in a certificate, substantially in the form set out in Attachment 1 hereto, signed by the Chief Executive Officer or Chief Financial Officer of Höegh LNG AS (the manager of the Issuer) (a “Compliance Certificate”). In the event of non-compliance, the Compliance Certificate shall describe the non-compliance, the reasons therefore as well as the steps which the Issuer has taken and will take in order to rectify the non-compliance.

13.3	General Covenants

(a)	Pari passu ranking

The Issuer shall ensure that its obligations under this Bond Agreement and any other Finance Document shall at all time rank at least pari passu as set out in Clause 8.1.

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(b)	Mergers

The Issuer shall not, and shall ensure that no other Group Company shall, carry out any merger or other business combination or corporate reorganization involving a consolidation of the assets and obligations of the Issuer or any other Group Company with any other companies or entities if such transaction would have a Material Adverse Effect.

(c)	De-mergers

The Issuer shall not, and shall ensure that no other Group Company shall, carry out any de-merger or other corporate reorganization involving a split of the Issuer or any other Group Company into two or more separate companies or entities, if such transaction would have a Material Adverse Effect.

(d)	Continuation of business

The Issuer shall not cease to carry on its business. The Issuer shall ensure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Bond Agreement, and/or as set out in this Bond Agreement.

(e)	Disposal of business, assets or operations

The Issuer shall not, and shall ensure that no other Group Company shall, sell or otherwise dispose of all or a substantial part of the Group’s assets or operations, unless:

(i)	the transaction is carried out at fair market value, on terms and conditions customary for such transactions; and

(ii)	such transaction would not have a Material Adverse Effect.

(f)	Arm’s length transactions

The Issuer shall not, and the Issuer shall ensure that no other Group Company shall, enter into any transaction with any person outside the Group except on arm’s length terms.

(g)	Subsidiaries’ distributions

The Issuer shall ensure that no Subsidiary creates or permits to exist any contractual obligation (or Security) restricting the right of any Subsidiary to (i) pay dividends or make other distributions to its shareholders, (ii) pay any Financial Indebtedness to the Issuer, (iii) make any loans to the Issuer, or (iv) transfer any of its assets and properties to the Issuer, except to the extent required (A) to comply with customary cash waterfall provisions, financial covenants or similar restrictions in financing agreements in place at the date of this Bond Agreement or (B) by restrictions similar to those set out in (A) in any agreement which may be entered into by and/or relating to a Group Company after the date of this Bond Agreement, in each case to the extent the regulation in such new agreements could not reasonably be expected to have a Material Adverse Effect.

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(h)	Financial assistance restrictions

The Issuer shall not, and shall ensure that no other Group Company shall, grant any loan, guarantee or other financial assistance (including, but not limited to granting of Security) to any third party not being a member of the Group or a JV Company, other than:

(i)	in the ordinary course of business;

(ii)	financial assistance (other than loans) in respect of any Financial Indebtedness of any member of the HMLP Group that is secured by Security over assets sold by a Group Company to a member of the HMLP Group, and which Financial Indebtedness was incurred under arrangements in existence at the date of that sale, but not incurred or increased or having its maturity date extended in contemplation of, or since, that sale; and

(iii)	a revolving credit facility from the Issuer to HMLP in the maximum principal amount of USD 150,000,000 (or its equivalent amount in other currencies) that ranks senior to the unitholders’ rights to receive distributions from HMLP, as long as no Security is created or permitted to subsist over the Issuer’s rights or interest under any such revolving credit facility.

(i)	Corporate status

The Issuer shall not change its type of organization or jurisdiction of incorporation.

(j)	Compliance with laws

The Issuer shall, and shall ensure that all other Group Companies shall, carry on its business in accordance with acknowledged, careful and sound practices in all material aspects and comply in all material respects with all laws and regulations it or they may be subject to from time to time (including any environmental laws and regulations). Breach of these obligations shall be regarded as non-compliance only if such breach would have a Material Adverse Effect.

(k)	Insurance

The Issuer shall, and shall ensure that each other Group Company will, maintain with financially sound and reputable insurance companies, funds or underwriters adequate insurance or captive arrangements with respect to its properties and business against such liabilities, casualties and contingencies and of such types and in such amounts as are consistent with prudent business practice.

(l)	Ownership interest in HMLP

The Issuer shall at all times retain a direct or indirect ownership interest in HMLP of at least 25%.

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13.4	Preservation of equity and Financial Covenants

(a)	Dividends and other distributions

The Issuer shall not make, declare or undertake any Distribution in aggregate during any calendar year exceeding the higher of:

(i)	50% of the Issuer’s consolidated net profit after taxes based on the Financial Statements for the previous financial year; and

(ii)	an aggregate amount which results in a Distribution in respect of each of the Issuer’s common shares in the financial year specified in Column 1 below of the amount set out in Column 2 below opposite that financial year:

Column 1 Financial year ending on	Column 2 Maximum Distribution
31 December 2017	USD 0.60
31 December 2018	USD 0.70
31 December 2019	USD 0.80
31 December 2020	USD 0.90
31 December 2021	USD 1.00

provided that:

(i)	no Distribution may be made unless, immediately subsequent to the Distribution, the ratio of Book Equity to Total Assets will be at least 27.5%; and

(ii)	if and whenever there shall be a consolidation, reclassification or subdivision in relation to the Issuer’s common shares, the amounts set out in Column 2 above shall be adjusted by multiplying them by the following fraction:

where:

A	is the aggregate number of the Issuer’s commons shares in issue immediately before such consolidation, reclassification or subdivision, as the case may be; and

B	is the aggregate number of the Issuer’s common shares in issue immediately after, and as a result of, such consolidation, reclassification or subdivision, as the case may be.

Any un-utilized portion of the permitted Distribution may not be carried forward.

(b)	Minimum Free Cash

The Issuer undertakes to maintain Free Cash of no less than the higher of (i) USD 35,000,000, and (ii) an amount equal to 3.5% of the Total Interest Bearing Debt.

(c)	Minimum Book Equity

The Issuer undertakes to maintain (on a consolidated basis) a Book Equity of no less than the higher of (i) USD 200,000,000; and (ii) 25% of the Total Assets.

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(d)	Financial testing

The Issuer undertakes to comply with the above financial covenants at all times, such compliance to be measured on each Quarter Date by reference to the Financial Statements or Quarterly Financial Reports delivered pursuant to Clauses 13.2.1(c) and 13.2.1(d).

14.	Fees and expenses

14.1	The Issuer shall cover all costs and expenses incurred by it or the Bond Trustee (and/or the Security Agent) in connection with this Bond Agreement and the fulfilment of its obligations under this Bond Agreement or any other Finance Document, including in connection with the negotiation, preparation, execution and enforcement of this Bond Agreement and the other Finance Documents and any registration or notifications relating thereto (including any stamp duty), the listing of the Bonds on an Exchange (if applicable), and the registration and administration of the Bonds in the Securities Depository. The Bond Trustee may withhold funds from any escrow account (or similar arrangement) or from other funds received from the Issuer or any other person, irrespective of such funds being subject to Security under a Finance Documents, to set-off and cover any such costs and expenses.

14.2	The fees, costs and expenses payable to the Bond Trustee (and/or the Security Agent) shall be paid by the Issuer and are set out in a separate agreement between the Issuer and the Bond Trustee (and/or the Security Agent).

14.3	Fees, costs and expenses payable to the Bond Trustee (or the Security Agent) which, due to the Issuer’s insolvency or similar circumstances, are not reimbursed in any other way may be covered by making an equivalent reduction in the proceeds to the Bondholders hereunder of any costs and expenses incurred by the Bond Trustee (or the Security Agent) in connection with the restructuring or default of the Bond Issue and the enforcement of any Finance Document.

14.4	Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer is not responsible for reimbursing any such fees.

14.5	The Issuer is responsible for withholding any withholding tax imposed by applicable law on any payments to the Bondholders.

14.6	If the Issuer is required by law to withhold any withholding tax from any payment under any Finance Document:

(a)	the amount of the payment due from the Issuer shall be increased to such amount which is necessary to ensure that the Bondholders receive a net amount which is (after making the required withholding) equal to the payment which would have been due if no withholding had been required; and

(b)	the Issuer shall at the request of the Bond Trustee deliver to the Bond Trustee evidence that the required tax reduction or withholding has been made.

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14.7	If any withholding tax is imposed due to subsequent changes in applicable law after the date of this Bond Agreement, the Issuer shall have the right to call all but not some of the Bonds at par value plus accrued interest. Such call shall be notified by the Issuer in writing to the Bond Trustee and the Bondholders at least thirty – 30 – Business Days prior to the settlement date of the call.

15.	Events of Default

15.1	The Bond Trustee may declare the Bonds to be in default upon occurrence of any of the following events:

(a)	Non-payment

The Issuer fails to fulfil any payment obligation due under this Bond Agreement or any Finance Document when due, unless, in the opinion of the Bond Trustee, it is likely that such payment will be made in full within five – 5 – Business Days following the original due date.

(b)	Breach of other obligations

The Issuer does not comply with any provision pursuant to this Bond Agreement or any other Finance Document, unless, in the opinion of the Bond Trustee, such failure is capable of being remedied and is remedied within ten – 10 – Business Days after notice thereof is given to the Issuer by the Bond Trustee.

(c)	Cross default

If for any Group Company:

(i)	any Financial Indebtedness is not paid when due nor within any originally applicable grace period;

(ii)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(iii)	any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described); or

(iv)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described),

always provided that a threshold in the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above of USD 25 million, or the equivalent thereof in other currencies, shall apply.

(d)	Misrepresentations

Any representation, warranty or statement (including statements in compliance certificates) made under this Bond Agreement or in any other Finance Document or in connection therewith is or proves to have been incorrect, inaccurate or misleading in any material respect when made or deemed to have been made.

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(e)	Insolvency

If for the any Group Company, any corporate action, legal proceedings or other procedure step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than solvent liquidation or reorganisation;

(ii)	a composition, compromise, assignment or arrangement with any creditor, having an adverse effect on the Issuer’s ability to perform its payment obligations hereunder; or

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets, or any analogous procedure or step is taken in any jurisdiction. This paragraph (e) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

(f)	Creditors’ process

Any Group Company has assets having an aggregate value of USD 25 million impounded, confiscated, attached or subject to distraint, or is subject to enforcement of any Security over any of its assets having an aggregate value of USD 25 million, which in each case is not discharged within 14 days of commencement.

(g)	Impossibility or illegality

It is or becomes impossible or unlawful for any Group Company to fulfil or perform any of the terms of any Finance Document to which it is a party.

(h)	Material Adverse Effect

Any other event or circumstance occurs which has a Material Adverse Effect.

15.2	In the event that one or more of the circumstances mentioned in Clause 15 occurs and is continuing, the Bond Trustee can, in order to protect the interests of the Bondholders, declare the Outstanding Bonds including accrued interest, costs and expenses to be in default and due for immediate payment.

The Bond Trustee may at its discretion take every measure necessary to recover the amounts due under the Outstanding Bonds, and all other amounts outstanding under this Bond Agreement and any other Finance Document, including any other contractual and non-contractual claims, that are derived therefrom or in connection therewith.

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15.3	In the event that one or more of the circumstances mentioned in Clause 15.1 occurs and is continuing, the Bond Trustee shall declare the Outstanding Bonds including accrued interest, costs and expenses to be in default and due for immediate payment if:

(a)	the Bond Trustee receives a demand in writing that a default shall be declared from Bondholders representing at least 1/5 of the Voting Bonds, and the Bondholders’ Meeting has not decided on other solutions, or

(b)	the Bondholders’ Meeting has with simple majority decided to declare the Outstanding Bonds in default and due for payment.

In either case the Bond Trustee shall take every measure necessary to recover the amounts due under the Outstanding Bonds.

15.4	In the event that the Bond Trustee pursuant to the terms of Clauses 15.2 or 15.3 declares the Outstanding Bonds to be in default and due for payment, the Bond Trustee shall immediately deliver to the Issuer a notice demanding payment of interest and principal due to the Bondholders under the Outstanding Bonds including accrued interest and interest on overdue amounts and expenses. The claim derived from the Outstanding Bonds due for payment as a result of an Event of Default shall be calculated at the prices set out in Clause 10.2.

16.	Bondholders’ meeting

16.1	Authority of the Bondholders’ Meeting

16.1.1	The Bondholders’ Meeting represents the supreme authority of the Bondholders community in all matters relating to the Bonds, and has the power to make all decisions altering the terms and conditions of the Bonds, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.

16.1.2	The Bondholders’ Meeting cannot resolve that any overdue payment of any instalment shall be reduced unless there is a pro rata reduction of the principal that has not fallen due, but may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

16.1.3	If a resolution by or an approval of the Bondholders is required, such resolution shall be passed at a Bondholders’ Meeting, see however Clause 17.1. Resolutions passed at Bondholders’ Meetings shall be binding upon all Bondholders and prevail for all the Bonds.

16.2	Procedural rules for Bondholders’ Meetings

16.2.1	A Bondholders’ Meeting shall be held at the written request of:

(a)	the Issuer;

(b)	Bondholders representing at least 1/10 of the Voting Bonds;

(c)	the Exchange, if the Bonds are listed; or

(d)	the Bond Trustee.

16.2.2	The Bondholders’ Meeting shall be summoned by the Bond Trustee. A request for a Bondholders’ Meeting shall be made in writing to the Bond Trustee, and shall clearly state the matters to be discussed.

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16.2.3	If the Bond Trustee has not summoned a Bondholders’ Meeting within ten – 10 – Business Days after having received a valid request, then the requesting party may summons the Bondholders’ Meeting itself.

16.2.4	The summons to a Bondholders’ Meeting shall be dispatched no later than ten – 10 – Business Days prior to the date of the Bondholders’ Meeting. The summons and a confirmation of each Bondholder’s holdings of Bonds shall be sent to all Bondholders registered in the Securities Depository at the time of distribution. The Exchange shall also be informed if the Bonds are listed.

16.2.5	The summons shall specify the agenda of the Bondholders’ Meeting. The Bond Trustee may in the summons also set out other matters on the agenda than those requested. If amendments to this Bond Agreement have been proposed, the main content of the proposal shall be stated in the summons.

16.2.6	The Bond Trustee may restrict the Issuer from making any changes in the number of Voting Bonds in the period from distribution of the summons until the Bondholders’ Meeting, by serving notice to it to such effect.

16.2.7	Matters that have not been reported to the Bondholders in accordance with the procedural rules for summoning of a Bondholders’ Meeting may only be adopted with the approval of all Voting Bonds.

16.2.8	The Bondholders’ Meeting shall be held on premises designated by the Bond Trustee. The Bondholders’ Meeting shall be opened and shall, unless otherwise decided by the Bondholders’ Meeting, be chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders’ Meeting shall be opened by a Bondholder, and be chaired by a representative elected by the Bondholders’ Meeting.

16.2.9	Minutes of the Bondholders’ Meeting shall be kept. The minutes shall state the numbers of Bondholders and Bonds represented at the Bondholders’ Meeting, the resolutions passed at the meeting, and the result of the voting. The minutes shall be signed by the chairman and at least one other person elected by the Bondholders’ Meeting. The minutes shall be deposited with the Bond Trustee and shall be available to the Bondholders.

16.2.10	The Bondholders, the Bond Trustee and – provided the Bonds are listed – representatives of the Exchange, have the right to attend the Bondholders’ Meeting. The chairman may grant access to the meeting to other parties, unless the Bondholders’ Meeting decides otherwise. Bondholders may attend by a representative holding proxy. Bondholders have the right to be assisted by an advisor. In case of dispute the chairman shall decide who may attend the Bondholders’ Meeting and vote for the Bonds.

16.2.11	Representatives of the Issuer have the right to attend the Bondholders’ Meeting. The Bondholders’ Meeting may resolve that the Issuer’s representatives may not participate in particular matters. The Issuer has the right to be present under the voting.

16.3	Resolutions passed at Bondholders’ Meetings

16.3.1	At the Bondholders’ Meeting each Bondholder may cast one vote for each Voting Bond owned at close of business on the day prior to the date of the Bondholders’ Meeting in accordance with the records registered in the Securities Depository. The Bond Trustee may, at its sole discretion, accept other evidence of ownership. Whoever opens the Bondholders’ Meeting shall adjudicate any question concerning which Bonds shall count as the Issuer’s Bonds. The Issuer’s Bonds shall not have any voting rights.

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For this purpose, a Bondholder that has a Bond that is nominee registered shall be deemed as the Bondholder of such Bond (instead of the nominee) provided that the Bondholder presents relevant evidence stating that the relevant Bondholder is the Bondholder of the Bond and the amount of Bonds held by such Bondholder.

16.3.2	In all matters, the Issuer, the Bond Trustee and any Bondholder have the right to demand vote by ballot. In case of parity of votes, the chairman shall have the deciding vote, regardless of the chairman being a Bondholder or not.

16.3.3	In order to form a quorum, at least half (1/2) of the Voting Bonds must be represented at the meeting, see however Clause 16.4. Even if less than half (1/2) of the Voting Bonds are represented, the Bondholders’ Meeting shall be held and voting completed.

16.3.4	Resolutions shall be passed by simple majority of the Voting Bonds represented at the Bondholders’ Meeting, unless otherwise set out in Clause 16.3.5.

16.3.5	A majority of at least 2/3 of the Voting Bonds represented at the Bondholders’ Meeting is required for any waiver or amendment of any terms of this Bond Agreement.

16.3.6	The Bondholders’ Meeting may not adopt resolutions which may give certain Bondholders or others an unreasonable advantage at the expense of other Bondholders.

16.3.7	The Bond Trustee shall ensure that resolutions passed at the Bondholders’ Meeting are properly implemented, however, the Bond Trustee may refuse to carry out resolutions being in conflict with this Bond Agreement (or any other Finance Document) or any applicable law.

16.3.8	The Issuer, the Bondholders and the Exchange shall be notified of resolutions passed at the Bondholders’ Meeting.

16.4	Repeated Bondholders’ Meeting

16.4.1	If the Bondholders’ Meeting does not form a quorum pursuant to Clause 16.3.3, a repeated Bondholders’ Meeting may be summoned to vote on the same matters. The attendance and the voting result of the first Bondholders’ Meeting shall be specified in the summons for the repeated Bondholders’ Meeting.

16.4.2	The procedures and resolutions as set out in 16.2 and 16.3 above also apply for a repeated Bondholders’ meeting, however, a valid resolution may be passed at a repeated Bondholders’ Meeting even though less than half (1/2) of the Voting Bonds are represented.

17.	The Bond Trustee

17.1	The role and authority of the Bond Trustee

17.1.1	The Bond Trustee shall monitor the compliance by the Issuer of its obligations under this Bond Agreement and applicable laws and regulations which are relevant to the terms of this Bond Agreement, including supervision of timely and correct payment of principal or interest, (however, this shall not restrict the Bond Trustee from discussing matters of confidentiality with the Issuer), arrange Bondholders’ Meetings, and make the decisions and implement the measures resolved pursuant to this Bond Agreement. The Bond Trustee is not obligated to assess the Issuer’s financial situation beyond what is directly set out in this Bond Agreement.

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17.1.2	The Bond Trustee may take any step it in its sole discretion considers necessary or advisable to ensure the rights of the Bondholders in all matters pursuant to the terms of this Bond Agreement and is entitled to rely on advice from professional advisors. The Bond Trustee may in its sole discretion postpone taking action until such matter has been put forward to the Bondholders’ Meeting. The Bond Trustee is not obliged to take any steps to ascertain whether any Event of Default has occurred and until it has actual knowledge or express notice to the contrary the Bond Trustee is entitled to assume that no Event of Default has occurred.

17.1.3	The Bond Trustee may make decisions binding for all Bondholders concerning this Bond Agreement, including amendments to this Bond Agreement and waivers or modifications of certain provisions, which in the opinion of the Bond Trustee, do not materially and adversely affect the rights or interests of the Bondholders pursuant to this Bond Agreement.

17.1.4	The Bond Trustee may reach decisions binding for all Bondholders in circumstances other than those mentioned in Clause 17.1.3 provided that prior notification has been made to the Bondholders. Such notice shall contain a proposal of the amendment and the Bond Trustee’s evaluation. Further, such notification shall state that the Bond Trustee may not reach a decision binding for all Bondholders in the event that any Bondholder submits a written protest against the proposal within a deadline set by the Bond Trustee. Such deadline may not be less than five Business Days following the dispatch of such notification.

17.1.5	The Bond Trustee may reach other decisions than set out in Clauses 17.1.3 or 17.1.4 to amend or rectify decisions which due to spelling errors, calculation mistakes, misunderstandings or other obvious errors do not have the intended meaning.

17.1.6	The Bond Trustee may not adopt resolutions which may give certain Bondholders or others an unreasonable advantage at the expense of other Bondholders.

17.1.7	The Issuer, the Bondholders and the Exchange shall be notified of decisions made by the Bond Trustee pursuant to Clause 17.1 unless such notice obviously is unnecessary.

17.1.8	The Bondholders’ Meeting can decide to replace the Bond Trustee without the Issuer’s approval, as provided for in Clause 16.3.5.

17.1.9	The Bond Trustee may act as bond trustee and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee may delegate exercise of its powers to other professional parties.

17.1.10	The Bond Trustee may instruct the Paying Agent to split the Bonds to a lower denomination in order to facilitate partial redemptions or restructuring of the Bonds or other situations.

17.2	Liability and indemnity

17.2.1	The Bond Trustee is liable only for direct losses incurred by Bondholders or the Issuer as a result of gross negligence or wilful misconduct by the Bond Trustee in performing its functions and duties as set out in this Bond Agreement. Such liability is limited to the maximum amount set out in Clause 2.2. The Bond Trustee is not liable for the content of information provided to the Bondholders on behalf of the Issuer.

17.2.2	The Issuer is liable for, and shall indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees, agents and representatives) to fulfil its obligations under the terms of this Bond Agreement and any other Finance Document, including losses incurred by the Bond Trustee as a result of the Bond Trustee’s actions based on misrepresentations made by the Issuer in connection with the establishment and performance of this Bond Agreement and any other Finance Document.

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17.2.3	The Bond Trustee can as a condition for carrying out an instruction from the Bondholders (including, but not limited to, instructions set out in Clause 15.3(a) or 16.2.1 (b), require satisfactory security and indemnities for any possible liability and anticipated costs and expenses, from those Bondholders who requested that instruction and/or those who voted in favour of the decision to instruct the Bond Trustee. Any instructions from the Bondholders may be put forward to the Bondholders’ Meeting by the Bond Trustee before the Bond Trustee takes any action.

17.3	Change of Bond Trustee

17.3.1	Change of Bond Trustee shall be carried out pursuant to the procedures set out in Clause 16. The Bond Trustee shall continue to carry out its duties as bond trustee until such time that a new Bond Trustee is elected.

17.3.2	The fees and expenses of a new bond trustee shall be covered by the Issuer pursuant to the terms set out in Clause 14, but may be recovered wholly or partially from the Bond Trustee if the change is due to a breach by the Bond Trustee of its duties pursuant to the terms of this Bond Agreement or other circumstances for which the Bond Trustee is liable.

17.3.3	The Bond Trustee undertakes to co-operate so that the new bond trustee receives without undue delay following the Bondholders’ Meeting the documentation and information necessary to perform the functions as set out under the terms of this Bond Agreement.

18.	Miscellaneous

18.1	The community of Bondholders

18.1.1	By virtue of holding Bonds, which are governed by this Bond Agreement (which pursuant to Clause 2.1.1 is binding upon all Bondholders), a community exists between the Bondholders, implying, inter alia, that:

(a)	the Bondholders are bound by the terms of this Bond Agreement;

(b)	the Bond Trustee has power and authority to act on behalf of, and/or represent, the Bondholders, in all matters, included but not limited to taking any legal or other action, including enforcement of the Bond Issue and/or any Security, opening of bankruptcy or other insolvency proceedings;

(c)	the Bond Trustee has, in order to manage the terms of this Bond Agreement, access to the Securities Depository to review ownership of Bonds registered in the Securities Depository; and

(d)	this Bond Agreement establishes a community between Bondholders meaning that:

(i)	the Bonds rank pari passu between each other;

(ii)	the Bondholders may not, based on this Bond Agreement, act directly towards, and may not themselves institute legal proceedings against, the Issuer, guarantors or any other third party based on claims derived from the Finance Documents, including but not limited to recover the Bonds, enforcing any Security Interest or pursuing claims against any party as a substitute for damages to the interests under the Finance Documents, regardless of claims being pursued on a contractual or non-contractual basis, however not restricting the Bondholders to exercise their individual rights derived from this Bond Agreement;

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(iii)	the Issuer may not, based on this Bond Agreement, act directly towards the Bondholders;

(iv)	the Bondholders may not cancel the Bondholders’ community; and

(v)	the individual Bondholder may not resign from the Bondholders’ community.

18.2	Bond Defeasance

18.2.1	The Issuer may, at its option and at any time, elect to have certain obligations discharged (see Clause 18.2.2) upon complying with the following conditions (the “Bond Defeasance”):

(a)	the Issuer shall have irrevocably pledged to the Bond Trustee for the benefit of the Bondholders cash or government bonds accepted by the Bond Trustee, or other security accepted by the Bond Trustee, (the “Defeasance Security”) in such amounts as will be sufficient for the payment of principal (including if applicable premium payable upon exercise of a Call Option) and interest on the Outstanding Bonds to Maturity Date (or upon an exercise of a Call Option plus applicable premium) or any other amount agreed between the Parties;

(b)	the Issuer shall have delivered to the Bond Trustee a duly signed certificate that the Defeasance Security was not made by the Issuer with the intent of preferring the Bondholders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others; and

(c)	the Issuer shall have delivered to the Bond Trustee any certificate or legal opinion reasonably required by the Bond Trustee regarding the Bond Defeasance including any statements regarding the perfection and enforceability, rights against other creditors (including any hardening period) and other issues regarding the Defeasance Security.

18.2.2	Upon the exercise by the Issuer of the Bond Defeasance:

(a)	the Issuer shall be released from its obligations under all provisions in Clause 13, except Clauses 13.2.1(a), (e), (h), (i) and (j), or as otherwise agreed;

(b)	the Issuer shall not (and shall ensure that all Group Companies shall not) take any actions that may cause the value of the Defeasance Security to be reduced, and shall at the request of the Bond Trustee execute, such further actions as the Bond Trustee may reasonably require;

(c)	any Security other than the Defeasance Security shall be discharged; and

(d)	all other provisions of this Bond Agreement (except (a) – (c) above) shall remain fully in force without any modifications, or as otherwise agreed.

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18.2.3	All amounts owed by the Issuer hereunder covered by the Defeasance Security shall be applied by the Bond Trustee, in accordance with the provisions of this Bond Agreement, against payment to the Bondholders of all sums due to them under this Bond Agreement on the due date thereof.

Any excess funds not required for the payment of principal, premium and interest to the Bondholders (including any expenses, fees etc. due to the Bond Trustee hereunder) shall be returned to the Issuer.

18.3	Limitation of claims

All claims under the Bonds and this Bond Agreement for payment, including interest and principal, shall be subject to the time-bar provisions of the Norwegian Limitation Act of May 18, 1979 No. 18.

18.4	Access to information

18.4.1	This Bond Agreement is available to anyone and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee shall not have any obligation to distribute any other information to the Bondholders or others than explicitly stated in this Bond Agreement. The Issuer shall ensure that a copy of this Bond Agreement is available to the general public until all the Bonds have been fully discharged.

18.4.2	The Bond Trustee shall, in order to carry out its functions and obligations under this Bond Agreement, have access to the Securities Depository for the purposes of reviewing ownership of the Bonds registered in the Securities Depository.

18.5	Amendments

All amendments of this Bond Agreement shall be made in writing, and shall unless otherwise provided for by this Bond Agreement, only be made with the approval of all parties hereto.

18.6	Notices, contact information

18.6.1	Written notices, warnings, summons etc to the Bondholders made by the Bond Trustee shall be sent via the Securities Depository with a copy to the Issuer and the Exchange. Information to the Bondholders may also be published at Stamdata only. Any such notice or communication shall be deemed to be given or made as follows:

(a)	if by letter via the Securities Depository, when sent from the Securities Depository; and

(b)	if by publication on Stamdata, when publicly available.

18.6.2	The Issuer’s written notifications to the Bondholders shall be sent via the Bond Trustee, alternatively through the Securities Depository with a copy to the Bond Trustee and the Exchange.

18.6.3	Unless otherwise specifically provided, all notices or other communications under or in connection with this Bond Agreement between the Bond Trustee and the Issuer shall be given or made in writing, by letter, e-mail or fax. Any such notice or communication shall be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party;

(b)	if by e-mail, when received; and

(c)	if by telefax, when received.

29 (32)

18.6.4	The Issuer and the Bond Trustee shall ensure that the other party is kept informed of changes in postal address, e-mail address, telephone and fax numbers and contact persons.

18.6.5	When determining deadlines set out in this Bond Agreement, the following shall apply (unless otherwise stated):

(a)	If the deadline is set out in days, the first day when the deadline is in force shall not be inclusive, however, the meeting day or the occurrence the deadline relates to, shall be included.

(b)	If the deadline is set out in weeks, months or years, the deadline shall end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline shall be the last day of such month.

(c)	If a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Date.

18.7	Dispute resolution and legal venue

18.7.1	This Bond Agreement and all disputes arising out of, or in connection with this Bond Agreement between the Bond Trustee, the Bondholders and the Issuer, shall be governed by Norwegian law.

18.7.2	All disputes arising out of, or in connection with this Bond Agreement between the Bond Trustee, the Bondholders and the Issuer, shall, subject to Clause 18.7.3 below, be exclusively resolved by the courts of Norway, with the District Court of Oslo as sole legal venue.

18.7.3	Clause 18.7.2 is for the benefit of the Bond Trustee only. As a result, the Bond Trustee shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Bond Trustee may take concurrent proceedings in any number of jurisdictions.

18.8	Process Agent

The Issuer shall, prior to the Issue Date, nominate a process agent in Norway for the purpose of serving a writ of summons and/or any other act of process in respect of the courts in Norway, or any notices as set out in this Bond Agreement.

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30 (32)

This Bond Agreement has been executed in two originals, of which the Issuer and the Bond Trustee retain one each.

Issuer /s/ Birgitte Hjertum By: Birgitte Hjertum Position: Attorney-in-fact	Bond Trustee /s/ Fredrik Lundberg By: Fredrik Lundberg Position: Authorised Signatory

31 (32)

ATTACHMENT 1
Compliance certificate

Nordic Trustee ASA

P.O. Box 1470 Vika

N-0116 Oslo

Norway

Fax: + 47 22 87 94 10

E-mail: mail@trustee.no

[date]

Dear Sirs,

HÖEGH LNG HOLDINGS LTD. BOND AGREEMENT 2017/2021 - ISIN 001 0782949

We refer to the Bond Agreement for the above mentioned Bond Issue made between Nordic Trustee ASA as Bond Trustee on behalf of the Bondholders, and the undersigned as Issuer under which a Compliance Certificate shall be issued. This letter constitutes the Compliance Certificate for the period [PERIOD].

Capitalised terms used herein shall have the same meaning as in the Bond Agreement.

With reference to Clause 13.2.2 we hereby certify that:

1.	All information contained herein is true and accurate and there has been no change which would have a Material Adverse Effect on the financial condition of the Issuer since the date of the last accounts or the last Compliance Certificate submitted to you.

2.	The covenants set out in Clause 13 are satisfied.

3.	In accordance with Clause 13.4(b) the amount of Free Cash is [ ].

4.	In accordance with Clause 13.4(c) the Book Equity is [ ].

Copies of our latest [Financial Statements] / [Quarterly Financial Reports] are enclosed.

Yours faithfully,

For Höegh LNG Holdings Ltd.

___________________
Name:
Title: [ Chief Executive Officer / Chief Financial Officer] of Höegh LNG AS as managers of the Issuer

Enclosure: [copy of any written documentation]

32 (32)

Amendment Agreement

3 May 2021

between

Höegh LNG Holdings Ltd.

as Issuer

and

Nordic Trustee AS

as Bond Trustee on behalf of

the Bondholders

in the bond issue

FRN Höegh LNG Holdings Ltd.
Senior Unsecured Callable Open Bond Issue 2017/2022

ISIN NO0010782949

Contents

1. DEFINITION AND INTERPRETATION	3
2. CONDITIONS PRECEDENT	3
3. WAIVER	4
4. AMENDMENTS	4
5. CONSENT FEE	6
6. COSTS AND EXPENSES	6
7. REFERENCES	7
8. DISPUTE RESOLUTION AND LEGAL VENUE	7

2

THIS AMENDMENT AGREEMENT is entered into between:

(1)	Höegh LNG Holdings LTD., an exempted company limited by shares existing under the laws of Bermuda with registration no. 39152 (the "Issuer"); and

(2)	Nordic Trustee AS, company registration no. 963 342 624 (the "Bond Trustee").

BACKGROUND:

(A)	The Issuer and the Bond Trustee in its capacity as bond trustee for the Bondholders have entered into a bond agreement dated 30 January 2017 (the "Bond Agreement") for the issue of a series of bonds in the maximum amount of NOK 1,500,000,000 (the "Bonds").

(B)	This Agreement is entered into to amend the Bond Agreement as approved by the Bondholders pursuant to the resolutions of a Bondholders' Meeting held on 22 March 2021.

THE PARTIES HAVE AGREED as follows:

1.	DEFINITION AND INTERPRETATION

1.1             In this Agreement:

"Agreement" means this amendment agreement.

"Effective Date" means the date on which the Bond Trustee confirms to the Issuer that it has received each of the documents and other evidence listed in Clause 2 (Conditions Precedent) of this Agreement, in form and substance satisfactory to the Bond Trustee.

"Transaction" means the offer by a 50/50 owned joint venture between Leif Höegh & Co. Ltd. and Morgan Stanley Infrastructure Partners (the "JVCo") to acquire the remaining outstanding shares in the Issuer not currently owned by Leif Höegh & Co. Ltd. of its affiliates, representing approximately 50.4% of the shares outstanding, by way of amalgamation between a subsidiary of the JVCo ("Bidco") and the Issuer.

1.2             Unless expressly defined in this Agreement (including its recitals) or a contrary intention appears, capitalised terms defined in the Bond Agreement have the same meaning in this Agreement.

1.3             The principles of construction set out in the Bond Agreement apply to this Agreement.

1.4             In accordance with the terms of the Bond Agreement, the Parties designate this Agreement as a Finance Document.

2.	CONDITIONS PRECEDENT

2.1             The provisions of Clause 4 (Amendments) shall take effect only if the Bond Trustee has received all the following documents and other evidence, each in form and substance satisfactory to it:

(a)	this Agreement duly executed by the Issuer and the Bond Trustee;

(b)	evidence of the consummation of the Transaction;

(c)	copies of all necessary corporate resolutions of the Issuer to execute this Agreement;

(d)	a copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of this Agreement, or extracts from the relevant register or similar documentation evidencing such individuals' authorisation to execute this Agreement on behalf of the Issuer; and

(e)	copies of the Issuer's articles of association and of a full extract from the relevant company register in respect of the Issuer evidencing that the Issuer is validly existing.

2.2             The Bond Trustee must notify the Issuer promptly upon being so satisfied.

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2.3             If the Effective Date has not occurred on or before 30 September 2021, the Bond Agreement will not be amended by this Agreement and shall remain in full force and effect.

3.	WAIVER

The Bond Trustee (on behalf of the Bondholders) hereby:

(a)	waives irrevocably any and all rights to exercise the right to exercise the Put-Option pursuant to Clause 10.3 (Change of Control or De-Listing) of the Bond Agreement upon the occurrence of a Change of Control Event (as defined in the Bond Agreement prior to the amendments contemplated by this Agreement) as a result of (directly or indirectly) the Transaction; and

(b)	acknowledges and agrees that upon the consummation of the Transaction, the Issuer and Bidco will continue as an amalgamated company under Bermuda law and that the amalgamated company will become issuer of the Bonds and debtor under the Bond Terms.

4.	AMENDMENTS

With effect from the Effective Date, the parties agree that the following amendments shall be made to the Bond Agreement:

4.1             A new definition of "Amendment Agreement" reading as follows shall be included:

""Amendment Agreement" means the amendment agreement dated 3 May 2021 between the Issuer and the Bond Trustee."

4.2             The definition of "Change of Control Event" in the Bond Agreement shall be amended to read:

""Change of Control Event" means the occurrence of an event or circumstance as a result of which:

(a)	a person or group of persons acting in concert (other than MSIP, Leif Höegh & Co. Limited or any of their respective affiliates, related persons or related funds and/or any member of management) gains Decisive Influence over the Issuer; or

(b)	the members of the Høegh Family jointly cease to beneficially own and control (directly or indirectly, on a joint basis) at least one-third of the entire issued share capital and voting rights of the Issuer; or

(c)	MSIP ceases to beneficially own and control (directly or indirectly) at least one-third of the entire issued share capital and voting rights of the Issuer."

4.3             A new definition of "Credit Event" reading as follows shall be included in Clause 1.1 (Definitions) of the Bond Agreement:

""Credit Event" means the occurrence of either of the following events:

(a)	an amount of at least USD 100,000,000 has been contributed to the Issuer as new equity or fully subordinated capital that cannot be serviced with cash interest or amortised (in each case other than by way of permitted distributions) subsequent to the Effective Date; or

(b)	first ranking Security is created over the Issuer's ownership of common units of Höegh LNG Partners LP (equal to 15,257,498 common units, which shall be adjusted correspondingly for any share split or reverse share split occurring in the period before the Security is created), split between HLNG03 and HLNG04 pro-rata to the outstanding amount under HLNG03 and HLNG 04, respectively, as at the date on which such security is granted in favour of the Bond Trustee (on behalf of the Bondholders), to secure all present and future obligations and liabilities of the Issuer under the Finance Documents.

4

If the Issuer by 1 April 2022 has put in place first ranking Security as described in paragraph (ii) above, the Bond Trustee shall release such Security upon the request of the Issuer if an amount of at least USD 100,000,000 subsequently, and at the latest by 31 December 2022 has been contributed to the Issuer as new equity or other fully subordinated capital that cannot be serviced with cash interest or amortised (in each case other than by way of permitted distributions)."

4.4             The definition of "De-listing Event" in the Bond Agreement shall be deleted in its entirety.

4.5             A new definition of "Effective Date" reading as follows shall be included:

""Effective Date" has the meaning given to in it the Amendment Agreement."

4.6             A new definition of "HLNG04" reading as follows shall be included:

""HLNG04" means the bond issue "FRN Höegh LNG Holdings Ltd. Senior Unsecured Callable Open Bond Issue 2020/2025".

4.7             The definition of "Margin" in the Bond Agreement shall be amended to read:

""Margin" means six percentage points (6%) per annum."

4.8             The definition of "Maturity Date" in the Bond Agreement shall be amended to read:

""Maturity Date" means 1 August 2023. Any adjustment will be made according to the Business Day Convention."

4.9             A new definition of "MSIP" reading as follows shall be included:

""MSIP"" means Morgan Stanley Infrastructure Partners and includes any MSIP Affiliate.

4.10           A new definition of "MSIP Affiliate" reading as follows shall be included:

"“MSIP Affiliate”" means any investment fund, co-investment vehicle and / or similar investment vehicle that (i) is organised by MSIP or any person that controls, is controlled by or is under common control with MSIP for the purpose of making any equity or debt investments in one or more companies and (ii) is controlled by or is under common control with MSIP. For the purposes hereof, “control”, “controlled” and “controlling” shall mean possession of the power to direct or cause the direction of, the management, policies and day to day operations of a person, whether by contract or voting of securities.

4.11           Clause 3.2 shall be amended to read:

"Any resolution by the Bondholders’ Meeting to consent to a de-listing of the Bonds from Oslo Børs (the Oslo Stock Exchange) will require the approval of 100% of the Voting Bonds represented at the Bondholders' Meeting."

4.12           Clause 10.1 (Maturity) of the Bond Agreement shall be amended to read:

"10.1 Maturity

The Bonds shall mature in full on the Maturity Date, and shall be repaid at 101% of par by the Issuer."

4.13           Sub-clause 10.2.1 of Clause 10.2 (Call Option) of the Bond Agreement shall be amended to read:

"10.2.1 The Issuer may redeem all or any part of the Outstanding Bonds from including (Call Option) from and including:

(a)	the Interest Payment Date in August 2022 to, but not including, the Interest Payment Date in February 2023 at a price equal to 102. per cent. of the Nominal Amount for each redeemed Bond plus accrued interest on the redeemed amount; and

5

(b)	the Interest Payment Date in February 2023 to, but not including, the Maturity Date at a price equal to 101 per cent. of the Nominal Amount for each redeemed Bond plus accrued interest on the redeemed amount.

The applicable call price above shall be determined on the basis of the settlement date of the Call Option."

4.14           Clause 10.3 (Change of Control or De-Listing) of the Bond Agreement shall be amended to read:

"10.3 Change of Control

10.3.1	Upon the occurrence of a Change of Control Event each Bondholder shall have a right of pre-payment (a "Put Option") of its Bonds at a price of 101% of par plus accrued interest.

10.3.2	The Put Option must be exercised by the Bondholders within sixty – 60 – days after the Issuer has notified the Bond Trustee of a Change of Control Event. Such notification shall be given by the Issuer immediately after (to the Issuer's knowledge) a Change of Control Event has taken place.

10.3.3	The Put Option may be exercised by the Bondholders by giving written notice of the request to its Account Manager. The Account Manager shall notify the Paying Agent of the pre-payment request. The settlement date of the Put Option shall be no more than seventy-five – 75 – days after the Bondholders received notice of the relevant Change of Control Event from the Bond Trustee.

10.3.4	On the settlement date of the Put Option, the Issuer shall pay to each of the Bondholders holding Bonds to be redeemed, the principal amount of each such Bond (including any premium pursuant to Clause 10.3.1) and any unpaid interest accrued up to (but not including) the settlement date."

4.15           A new clause 10.4 (Special Put Option) reading as follows shall be included in the Bond Agreement:

"10.4 Special Put Option

10.4.1	If no Credit Event has occurred by 1 April 2022, each of the Bondholders shall have a right of pre-payment (the "Special Put Option") of its Bonds at a price of 102% of par plus accrued interest.

10.4.2	If the Special Put Option is triggered, the Issuer shall give written notice thereof to the Bond Trustee no later than 6 April 2022 (the "Issuer Notice"). The Special Put Option must be exercised by each Bondholder within 15 Business Days of the Issuer Notice by written notice to its Account Manager (the "Exercise Notice"). Once an Exercise Notice has been delivered, the relevant Bondholder's right to exercise the Special Put Option is irrevocable and will not be affected by any subsequent events.

10.4.3	The Account Manager will notify the Paying Agent of the exercise of the Special Put Option. The settlement date for the Special Put Option will be the fifth Business Day after the end of the 15 Business Days' exercise period referred to paragraph b) above, and the settlement of the Special Put Option will be based on each Bondholder's holding of Bonds at such settlement date."

4.16           Clause 13.3 (b) (Mergers) of the Bond Agreement shall be amended to read:

"(b) Mergers

The Issuer shall not, and shall ensure that no other Group Company shall, carry out any merger or other business combination or corporate reorganisation involving a consolidation of the assets and obligations of the Issuer or any other Group Companies with other companies or entities if such transaction would have a Material Adverse Effect."

6

4.17           Clause 13.4 (a) (Dividends and other distributions) of the Bond Agreement shall be amended to read:

"(a) Distribution restrictions

The Issuer shall not make, declare or undertake any Distribution:

(i)       at any time prior to the occurrence of a Credit Event; and

(ii)	at any time following the occurrence of a Credit Event, in an amount exceeding in aggregate during any calendar year exceeding 50% of the Issuer's consolidated net profit after taxes based on the Financial Statements for the previous financial year, provided that no Distribution may be made unless, immediately subsequent to the Distribution, the ratio of Book Equity to Total Assets will be at least 27.5%."

5.	CONSENT FEE

Subject to the occurrence of the Effective Date, the Issuer shall pay to the Bondholders an amendment fee of 1.25 per cent. of the face value of the Bonds (the "Consent Fee"). The Issuer shall pay the Consent Fee to the Bondholders within 5 Business Days of the Effective Date and with record date at the end-of-business two Business Days before such payment.

6.	COSTS AND EXPENSES

The Issuer shall pay to the Bond Trustee, upon demand, all documented and properly incurred costs and expenses (including all legal fees and any VAT thereon) incurred by the Bond Trustee in connection with the preparation and negotiation of this Agreement and other documents and actions contemplated herein.

7.	REFERENCES

The Issuer acknowledges that the term "Bond Agreement" in each of the Finance Document to which it is a party, with effect from the Effective Date, refers to the Bond Agreement as amended and restated by this Amendment Agreement.

8.	DISPUTE RESOLUTION AND LEGAL VENUE

Clause 18.7 (Dispute resolution and legal venue) of the Bond Agreement applies to this Agreement.

7

SIGNATORIES

The Issuer

For and on behalf of
Höegh LNG Holdings Ltd.

By: /s/ Sveinung J.S. Støhle

Name: Sveinung J.S. Støhle

Title: Attorney-in-fact

The Bond Trustee

For and on behalf of
Nordic Trustee AS

By: /s/ Fredrik Lundberg

Name: Fredrik Lundberg

Title: Authorised Signatory